Exhibit 5.1

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July 27, 2017

OphthaliX, Inc.

10 Bareket Street

Petach Tikva

Israel 4951778

Ladies and Gentlemen:

We have acted as counsel to OphthaliX Inc., a Delaware corporation (the “Company”),  in connection with its registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) relating to the proposed public offering of up to 163,665,996 shares of the common stock, par value $0.001 per share (the “Common Stock”) of the Company (the “Shares”) in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of May 21, 2017 (the “Merger Agreement”) by and among the Company, Bufiduck Ltd. (the “Merger Sub”), and Wize Pharma Ltd. (“Wize”). The Shares consist of up to (i) 93,971,259 shares of Common Stock of the Company issuable to shareholders of Wize upon completion of the Merger (the “Merger Shares”), (ii) up to 32,565,823 shares of the Company’s Common Stock issuable upon conversion of outstanding convertible debt under a Loan Agreement dated March 20, 2016 by and among Wize and Rimon Gold Assets Ltd. (as amended, the “2016 Loan Agreement”) and a Loan Agreement dated January 12, 2017 by and among Wize and Ridge Valley Corporation (as amended the “2017 Loan Agreement” and together with the 2016 Loan Agreement, the “Loan Agreements”) that will, at the effective time of the Merger, become convertible into shares of Common Stock of the Company (the “Conversion Shares”), and (iii) up to 37,128,914 shares of the Company’s Common Stock issuable upon exercise of a future investment right under the 2017 Loan Agreement (the “Future Investment Right Shares”), in each case as contemplated by and in accordance with the terms and conditions of the Merger Agreement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

We have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of officers or representatives of the Company and others, and such other documents, certificates and corporate and other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies, and the accuracy of the English translations. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied on representations and statements of fact made in the documents so reviewed and upon statements and representations of officers and other representatives of the Company.

U.S. practice conducted through McDermott Will & Emery LLP.

340 Madison Avenue New York New York 10173-1922 Telephone: +1 212 547 5400 Facsimile: +1 212 547 5444 www.mwe.com

OphthaliX, Inc.

We do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

In connection with the opinions expressed below, we have assumed that, at and prior to the time of the issuance and delivery of any Shares by the Company pursuant to the Registration Statement, (i) the Registration Statement has been declared effective and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, (ii) the Company has filed the Certificate of Amendment to the Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware effecting an increase in the authorized share capital of the Company as contemplated by the Merger Agreement, (iii) the total number of Shares issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Certificate of Incorporation then in effect, (iv) all relevant corporate actions heretofore taken by the Company remain in full force and effect, (v) the Merger Agreement governing the Merger has been duly adopted and the Merger has been duly approved by all necessary corporate action of Wize and Merger Sub, (vi) there has not occurred any change in law materially adversely affecting the power of the Company to issue and deliver the Shares or the validity of such Shares, and (vii) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, it is our opinion that:

(a) the Merger Shares following (i) effectiveness of the Registration Statement, (ii) effectiveness of the Merger pursuant to the Merger Agreement, and (iii) issuance of the Merger Shares pursuant to, as contemplated by, and subject to the terms and conditions of, the Merger Agreement, will be validly issued, fully paid, and nonassessable;

(b) the Conversion Shares following (i) effectiveness of the Registration Statement, (ii) effectiveness of the Merger pursuant to the Merger Agreement, (iii) due exercise of the applicable conversion rights in accordance with the terms of the Loan Agreements, and (iv) issuance of the Conversion Shares pursuant to, as contemplated by, and subject to the terms and conditions of, the Loan Agreements and Merger Agreement, will be validly issued, fully paid, and nonassessable; and

OphthaliX, Inc.

(c) the Future Investment Right Shares following (i) effectiveness of the Registration Statement, (ii) effectiveness of the Merger pursuant to the Merger Agreement, (iii) due exercise of the applicable conversion rights and the future investment right in accordance with the terms of the 2017 Loan Agreement, and (iv) issuance of the Future Investment Shares pursuant to, as contemplated by, and subject to the terms and conditions of, the 2017 Loan Agreement and the Merger Agreement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our Firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.

Very truly yours,

/s/ McDermott Will & Emery LLP